Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Stillwater Mining Company:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-163163, 333-75404, 333-58251, 333-12455, and 333-12419) and on Form S-8 (Nos. 333-159144, 333-156262, 333-129953, 333-117927, 333-111989, 333-76314, 333-66364 and 333-70861) of Stillwater Mining Company of our reports dated February 26, 2010, except for note 3 for which the date is May 27, 2010, with respect to the balance sheets of Stillwater Mining Company as of December 31, 2009 and 2008, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the Form 8-K of Stillwater Mining Company dated May 27, 2010.
As more fully described in note 3 to the financial statements, the Company elected, at the beginning of 2010, to change its method of valuing its recycling inventory to the lot specific (specific identification) cost method, whereas in all prior fiscal periods the Company’s recycling inventory was valued using the average cost method. Consequently, the Company’s financial statements referred to above have been restated to conform with the new method of valuing its recycling inventory.
\s\ KPMG LLP
Billings, Montana
May 27, 2010